EXHIBIT (A)(8)

Contacts:   Investment Community          Media
            Steve Dalberth                Elizabeth Mather
            Sunbeam Corporation           Robinson, Lerer & Montgomery
            (561) 912-4800                (212) 484-7701


        SUNBEAM WITHDRAWS EXCHANGE OFFER FOR ZERO COUPON CONVERTIBLE
                            DEBENTURES DUE 2018
                       ------------------------------

      BOCA RATON, FL, SEPTEMBER 12, 2000 -- Sunbeam Corporation (NYSE: SOC) today announced that it has withdrawn its offer to exchange all of its outstanding Zero Coupon Convertible Senior Subordinated Debentures due 2018 for newly issued 11% Senior Secured Subordinated Notes due 2011 and shares of Sunbeam common stock, without accepting and paying for any tendered Zero Coupon Debentures. The holders of the Zero Coupon Debentures have been unwilling to participate in the exchange offer on the terms proposed. Sunbeam will promptly return to the tendering holders any Zero Coupon Debentures that were properly tendered and not withdrawn prior to the withdrawal of the exchange offer.

      Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Sunbeam(R), Oster(R), Grillmaster(R), Coleman(R), Mr. Coffee(R), First Alert(R), Powermate(R), Health o meter(R), and Campingaz(R).


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